AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Asset Purchase Agreement (this “Amendment”), is made as of December 23, 2008, by and among Avid Technology, Inc., a Delaware corporation (the “Parent”), Pinnacle Systems, Inc., a California corporation and a wholly owned subsidiary of the Parent (“Pinnacle”), Avid Technology GmbH, a limited liability company organized under the laws of Germany, Avid Development GmbH, a limited liability company organized under the laws of Germany, Avid Technology International BV (each a “Seller” and collectively with Parent and Pinnacle, the “Sellers”), and PCTV Corp., a Delaware corporation (the “Buyer”).  The Sellers and the Buyer are sometimes referred to collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein shall have the respecting meanings assigned to such terms in the Agreement (as defined below).

RECITALS

A. The Sellers and the Buyer have entered into that certain Asset Purchase Agreement, dated October 25, 2008 (the “Agreement”).

B. The Parties desire to amend the Agreement in accordance with the terms of this Amendment.

C. Section 12.7 of the Agreement provides in relevant part that the Parties may mutually amend or waive any provision of the Agreement and no amendment or waiver of any provision of the Agreement shall be valid unless the same shall be in writing and signed by the Party to be charged therewith.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Sellers hereby agree as follows:

1. Amendment.

(a) Section 1.2(a) of the Agreement is hereby amended and restated as follows:

    “(a)           Purchase Price.  The purchase price payable by Buyer to the Sellers for the Acquired Assets shall be Two Million Five Hundred Thousand ($2,500,000) in cash and  Two Million Five Hundred Thousand ($2,500,000) payable in accordance with the Note.”

(b) Section 1.3(b)(xiii) of the Agreement is hereby amended and restated as follows:

                                        “(xiii) the Buyer shall pay to the Sellers Two Million Five Hundred Thousand ($2,500,000) of the Purchase Price in cash by wire transfer of immediately available funds into an account designated by the Sellers in writing not less than two (2) Business Days before the Closing Date and execute and deliver the Note.”

(c) Section 1.3(b) of the Agreement is hereby amended by adding the following:

    “(xvi) the Buyer shall execute and deliver the Note in substantially the form attached hereto as Exhibit F.”

(d) Section 3.1 of the Agreement is hereby amended by adding the following:

                “Each of the Applicable Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization.”

(e) Section 3.2 of the Agreement is hereby amended by adding the following:

     “Each of the Applicable Subsidiaries has all requisite corporate power and authority to execute and deliver the Ancillary Agreements to which it will be a party and to perform its obligations thereunder.  The execution and delivery by each Applicable Subsidiary of such Ancillary Agreements and the consummation by each Applicable Subsidiary of the transactions contemplated thereby have been validly authorized by all necessary corporate action on the part of each such Applicable Subsidiary.  Such Ancillary Agreements will be validly executed and delivered by each applicable Applicable Subsidiary and, assuming each such Ancillary Agreement constitutes the valid and binding obligation of the Sellers, constitutes or will constitute a valid and binding obligation of each Applicable Subsidiary, enforceable against each such Applicable Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(f) Section 3.6 of the Agreement is hereby amended and restated as follows:

                              “Subsidiary.  Each of Buyer, PCTV Systems S.a.r.l., Hauppauge Computer Works Inc., Hauppauge Digital Europe S.a.r.l. and PCTV Systems GmbH is a direct or indirect wholly-owned Subsidiary of Hauppauge Digital, Inc.

(g) Article III of the Agreement is amended to add the following:

      “3.8           Employees.  Upon consummation of the Transfer, the Business Employees shall be employed by PCTV Systems GmbH.

(h) Section 5.2 of the Agreement is hereby amended by adding the following:

      “(m)  the Buyer shall have executed and delivered the Note, in substantially the form of Exhibit F, and such Note shall be in full force and effect.

      (i) The definition of “Ancillary Agreements” is hereby amended and restated as follows:

      “Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iii), (vii), (viii), (ix), (x), (xi) and (xvi) of Section 1.3(b).

(j) Article XI of the Agreement is hereby amended by adding the following:

      “Applicable Subsidiaries” shall mean PCTV Systems S.a.r.l., Hauppauge Computer Works Inc. and Hauppauge Digital Europe S.a.r.l., collectively.

      “Note” shall mean the Secured Promissory Note, dated December 19, 2008, between Buyer and Parent.

2. Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

3. Effective Date of Amendment.  This Amendment shall become effective immediately upon the execution hereby by the Buyer and the Sellers.

4. Effectiveness of Agreement.  Except as expressly amended hereby, all terms, conditions and provisions of the Agreement shall remain in full force and effect in accordance with their respective terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE SELLERS:
Avid Technology, Inc.

/s/ Ken Sexton
Ken Sexton
Executive Vice President, Chief
Administrative Officer and Chief Financial
Officer

Pinnacle Systems, Inc.

/s/ Ken Sexton
Ken Sexton
President

Avid Technology International BV

/s/ Joel Legon
Joel Legon
Director

Avid Development GmbH

/s/ Joerg Tewes
Joerg Tewes
Managing Director

Avid Technology GmbH

/s/ Joerg Tewes
Joerg Tewes
Procura

THE BUYER: PCTV Corp. /s/ Ken Plotkin Ken Plotkin Chief Executive Officer
[Signature Page to Amendment No. 1 to Asset Purchase Agreement]